EXHIBIT 4.45

BUSINESS PURPOSE PROMISSORY NOTE

(fixed rate//principal and interest)

Loan Number: 1000122039

Amount: $11,000,000.00	Date: March 24, 2005

This Note is executed together with the Loan and Security Agreement dated as of March 24, 2005 (the “Loan Agreement”)
and is executed at	Columbus,	Ohio
	(City)	(State)

For value received, receipt of which is hereby acknowledged, the undersigned (“Borrower”) promises to pay to the order of CHASE EQUIPMENT LEASING INC. (f/k/a Banc One Leasing Corporation) (“Lender”) at its principal office or at such other place as Lender may designate from time to time in lawful money of the United States of America, the principal sum of ELEVEN MILLION and 00/100ths Dollars ($11,000,000.00), or such lesser portion thereof as may have from time to time been disbursed to, or for the benefit of Borrower, and as remains unpaid pursuant to the books or records of Lender, together with interest at the Interest Rate set forth below on the unpaid balance of principal advanced from the date(s) of disbursement until paid in full as set forth below.  Principal sums(s) disbursed and repaid will not be available for redisbursement.  Interest shall be calculated on a 360-day year basis with each month consisting of 30 days.

Interest Rate: 8.12% per annum

1.  The term of this Note consists of the Interim Term plus the Base Term.  The Interim Term begins on the Acceptance Date and continues up to the Commencement Date of the Base Term.  The Acceptance Date is the date that Lender accepts this Note by initially disbursing principal hereunder.  If the Acceptance Date is on or after the first (1st) day of the month and up to the fifteenth (15th) day of the month, then the Commencement Date shall be the fifteenth (15th) day of such month; and if the Acceptance Date is on or after the sixteenth (16th) day of the month and up to the last day of the month, then the Commencement Date shall be first (1st) day of the month following the Acceptance Date.  The Base Term begins on the Commencement Date and continues for the number of months after the Commencement Date as stated in Section 3 below.

2.  If the Acceptance Date is before the Commencement Date, then on the Commencement Date of the Base Term, Borrower shall pay one installment of interest only based upon the number of days in the Interim Term.

3.  During the Base Term, Borrower shall pay installments of principal and interest in the amounts and on the dates stated below:

(a)  Base Term: 36 Months

(b)         Amount of each installment payment due during the Base Term (includes principal and interest):

35 @ $209,871.31 each

1 @ $5,709,871.31

(c)  The first installment payment during the Base Term shall be paid one month after the Commencement Date and all subsequent installment payments shall be paid on the same day of each month thereafter until paid in full.

4.  On or before the date of this Note, Borrower shall pay a set-up/filing fee in the amount of $0.00.

5.  Payments shall be allocated between principal, interest and fees, if any, in the discretion of Lender.  Except as provided in paragraph 6 below, Borrower may not prepay the principal sum, in whole or part.  Borrower’s obligation to pay all installment payments and all other amounts payable under this Note is absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any character including, without limitation,  (a) any setoff, claim, counterclaim, defense or reduction which Borrower may have at any time against Lender or any other party for any reason, or (b) any defect in the condition, design or operation of, any lack of fitness for use of, any damage to or loss of, or any lack of maintenance or service for any of the Equipment (as defined in the Loan Agreement).

6. Notwithstanding anything to the contrary in this Note or the Loan Agreement, Borrower and Lender agree that anytime after the first twelve (12) months of the Base Term of this Note, so long as no Event of Default has occurred and continues under the Loan Agreement and so long as Borrower gives Lender at least 20 days prior written notice (the “Notice Period”), Borrower may elect to prepay its obligations under this Note and the Loan Agreement by paying to Lender on the installment payment date (a “Payment Date”) following the Notice Period the total of the following: (a) all accrued installment payments, interest, taxes, late charges and other amounts then due and payable under this Note and the Loan Agreement; plus (b) the remaining principal balance payable by Borrower under this Note as of said Payment Date (hereinafter, the “Principal Balance”); plus (c) a prepayment premium equal to the product of the applicable Prepayment Percentage set forth below and the Principal Balance as of the applicable Payment Date set forth below:

From month 13 of the Base Term of this Note through month 24 of the Base Term of this Note, the Prepayment Percentage is 2.5%.

From month 25 of the Base Term of this Note through the maturity date of this Note, the Prepayment Percentage is 1.5%.

7.  At any time during the Term of the Note, Borrower may request that Lender release Lender’s security interest in one or more of the aircraft that is the “Equipment” as described in the Loan Agreement (the “Released Aircraft”) and Lender shall consent to such release, but solely on the terms and conditions set forth below in this paragraph 7 and only if such terms and conditions are satisfied on or before the release of Lender’s security interest in the Released Aircraft:

(a) Borrower shall grant Lender a first and sole security interest in a “Substitute Aircraft” as described in this paragraph 7;

(b) no event of default shall have occurred and be continuing under the Loan Agreement or this Note;

(c) Borrower gives Lender at least 30 days prior written notice of the requested release of the Released Aircraft and such notice shall include a complete description of the Substitute Aircraft (including make, model and serial number of the airframe, engines and, if applicable, propellers), maintenance records for the Substitute Aircraft, and the purchase price paid or to be paid by Borrower for the Substitute Aircraft;

(d) in Lender’s sole judgment, the Substitute Aircraft has an orderly liquidation value no less than 141.8% of the outstanding principal balance of the unamortized Equipment Cost of the Released Aircraft;

(e) Borrower shall have acquired good title to the Substitute Aircraft at Borrower’s sole expense, the Substitute Aircraft shall be free and clear of any Liens (except for Lender’s security interest), and Borrower shall furnish Lender with copies of the acquisition invoices and FAA Bill of Sale for the Substitute Aircraft;

(f) Borrower shall execute and deliver to Lender such documents as Lender may request including, without limitation, an amendment to the Loan Agreement or a new security agreement similar to the Loan Agreement;

(g) Borrower shall pay any and all out-of-pocket costs and expenses of Lender in connection with the foregoing, including, without limitation, the fees and expenses of outside counsel, including outside aviation counsel, to Lender who shall render an opinion of counsel which confirms the foregoing statements about title to and Liens on the Substitute Aircraft; and

(h) Borrower shall not substitute for more than seven (7) aircraft during the term of the Loan Agreement.  Borrower may substitute for either Released Aircraft or Substitute Aircraft.  If Borrower substitutes for a Substitute Aircraft, for purposes of this Section, the Substitute Aircraft shall be considered a Released Aircraft; and

(i) in consideration of Lender’s consent to the Substitute Aircraft transaction, Borrower shall pay Lender a non-refundable fee $1,000.00.

8.  This Note is entitled to the benefits, and is subject to the terms and requirements of, the Loan Agreement executed by Borrower and Lender, which Loan Agreement, among other things, (a) provides for the making of the loan evidenced hereby, and (b) provides for events of default, acceleration and other remedies.  Borrower waives presentment, demand, protest or notice of any kind in connection with this Note.

9.  LENDER AND BORROWER IRREVOCABLY CONSENT TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT IN NEW YORK, AND WAIVE ALL RIGHTS TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS INSTRUMENT.

AIRNET SYSTEMS, INC.		/s/ John Gordon
(“Borrower”)		Witness as to Borrower’s signature

By:	/s/ Joel E. Biggerstaff

Title:	CEO